UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of report (Date of earliest event reported): October 28, 2004



                                FIRST BANKS, INC.
             (Exact name of registrant as specified in its charter)



          MISSOURI                      0-20632                  43-1175538
(State or other jurisdiction   (Commission File Number)       (I.R.S. Employer
     of incorporation)                                       Identification No.)



                   135 NORTH MERAMEC, CLAYTON, MISSOURI 63105
               (Address of principal executive offices) (Zip code)



                                 (314) 854-4600
              (Registrant's telephone number, including area code)



                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

                                FIRST BANKS, INC.

Table of Contents
                                                                            Page
                                                                            ----

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION...................  1

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS...............................  1

SIGNATURES ................................................................  2

ITEM 2.02 - RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      On October 28, 2004, First Banks, Inc. issued a press release announcing its financial results for the three and nine months ended September 30, 2004. A copy of the press release is attached as Exhibit 99.1.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS.

(c)   Exhibits.

      Exhibit Number    Description
      --------------    -----------

           99.1         Press Release issued by First Banks, Inc. on October 28,
                        2004.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     FIRST BANKS, INC.



Date:  October 28, 2004              By: /s/  Allen H. Blake
                                         ---------------------------------------
                                              Allen H. Blake
                                              President, Chief Executive Officer
                                              and Chief Financial Officer
                                              (Principal Executive Officer and
                                              Principal Financial and
                                              Accounting Officer)

                                                                    Exhibit 99.1


                                First Banks, Inc.
                               St. Louis, Missouri


Contact:       Allen H. Blake                Terrance M. McCarthy
               President and                 Senior Executive Vice President and
               Chief Executive Officer       Chief Operating Officer
               First Banks, Inc.             First Banks, Inc.
               (314) 592-5000                (314) 592-5000

Traded:        NASDAQ
Symbol:        FBNKN  - (First  Preferred  Capital Trust II, an affiliated trust of First Banks, Inc.)
               FBNKM  - (First  Preferred Capital Trust III, an affiliated trust of First Banks, Inc.)

Traded:        NYSE
Symbol:        FBSPrA - (First Preferred Capital Trust IV,  an  affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

             First Banks, Inc. Announces Third Quarter 2004 Earnings

         St. Louis, Missouri, October 28, 2004. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $19.7 million and $64.0 million for the three and nine months ended September 30, 2004, compared to $13.7 million and $47.4 million for the comparable periods in 2003. Results for the third quarter reflect increased net interest and noninterest income, and a reduced provision for loan losses, partially offset by increased noninterest expense and an increased provision for income taxes. Results for the first nine months of 2004 over the comparable period in 2003 reflect increased net interest income, and a reduced provision for loan losses, partially offset by decreased noninterest income, slightly increased noninterest expenses and an increased provision for income taxes. Net income for 2004 includes a gain of $2.7 million, before applicable income taxes, recorded in February 2004 relating to the sale of a residential and recreational development property that was foreclosed on in January 2003, and gains totaling $1.0 million, before applicable income taxes, recorded in February and April 2004 on the sale of two Midwest branch banking offices. Net income for 2003 includes a gain of $6.3 million, before applicable income taxes, recorded in the first quarter relating to the exchange of part of First Banks' investment in Allegiant Bancorp, Inc. ("Allegiant") for a 100% ownership interest in Bank of Ste. Genevieve, located in Ste. Genevieve, Missouri.

         Allen H. Blake, President and Chief Executive Officer of First Banks, said, "We are pleased with our financial results for the third quarter of 2004. We continue to show improvement in our overall asset quality levels while we grow net interest income and noninterest income in accordance with our internal business plan." Mr. Blake added, "Our banking franchise has expanded through internal growth, acquisitions and the opening of four new branch offices. During the third quarter of 2004, we completed our acquisition of Continental Mortgage Corporation - Delaware and its wholly owned banking subsidiary, Continental Community Bank and Trust Company, located in Aurora, Illinois, and our purchase of substantially all of the assets of Small Business Loan Source, Inc., located in Houston, Texas. These purchase transactions contributed to an increase in total assets of $187.8 million, including a $97.6 million increase in loans, net of unearned discount. In addition, we anticipate the completion of our purchase of Hillside Investors, Ltd. and its wholly owned banking subsidiary, CIB Bank, during the fourth quarter of this year." CIB Bank is headquartered in Mt. Prospect, Illinois, operates 16 banking offices in the Chicago, Illinois metropolitan area and reported total assets of approximately $1.24 billion, loans, net of unearned discount, of approximately $724.7 million and total deposits of approximately $1.14 billion at September 30, 2004. This acquisition, which will be the Company's largest acquisition in its history, is expected to increase total assets by approximately 16.4% and the purchase price of approximately $62.0 million will be funded through the issuance of $60.0 million of subordinated debentures associated with a private placement of trust preferred securities, of which $20.0 million was issued in late September 2004 through the Company's newly formed affiliated trust, First Bank Statutory Trust II.

         Net interest income reflected continued growth, increasing $2.5 million, or 3.46%, and $12.6 million, or 5.91%, for the three and nine months ended September 30, 2004, respectively, compared to the comparable periods in 2003. Net interest margin was 4.37% and 4.50% for the three and nine months ended September 30, 2004, respectively, compared to 4.49% and 4.43% for the comparable periods in 2003. Average earning assets were $6.90 billion and $6.74 billion for the three and nine months ended September 30, 2004, respectively, compared to $6.49 billion and $6.47 billion for the comparable periods in 2003. The Company's ability to maintain strong net interest income is partially attributable to the interest rate swap agreements that were entered into in conjunction with its interest rate risk management program to mitigate the effects of decreasing interest rates. The derivative financial instruments used to hedge interest rate risk contributed $13.0 million and $44.7 million to net interest income for the three and nine months ended September 30, 2004, respectively, compared to $17.3 million and $48.1 million for the comparable periods in 2003. However, the benefits of the swap agreements have declined during the third quarter of 2004 due to rising interest rates and the maturity of $600.0 million notional amount of interest rate swap agreements in late September 2004. These swap agreements provided net interest income of approximately $6.7 million and $23.0 million during the three and nine months ended September 30, 2004, respectively. Although the Company is implementing other methods to offset the reduction in net interest income, the maturity of the swap agreements will result in a sizeable decline in future net interest income, which may be further adversely affected if prevailing interest rates do not continue to increase. In addition, the Company reduced its subordinated debentures by $63.1 million during 2003, further contributing to the improvement in net interest income. However, the current interest rate environment, generally weak loan demand and overall economic conditions continue to exert pressure on net interest income.

         First Banks has realized substantial improvement in nonperforming assets during 2004, but continues to experience generally high levels of problem loans, related charge-offs and past due loans, primarily related to economic conditions within its markets. Nonperforming assets were $66.6 million at September 30, 2004 and $67.4 million at June 30, 2004, reflecting a significant decline from $90.2 million at March 31, 2004, $86.5 million at December 31, 2003 and $81.3 million at September 30, 2003. The decline in nonperforming assets in 2004 is primarily attributable to significant loan payoffs, the liquidation of foreclosed property and the sale of a significant portion of the Company's commercial leasing portfolio, partially offset by additions of nonperforming assets of approximately $8.3 million at September 30, 2004 associated with the recent Small Business Loan Source, Inc. asset purchase and the acquisition of Continental Community Bank and Trust Company.

         The allowance for loan losses was $128.0 million at September 30, 2004, compared to $121.0 million at June 30, 2004, $124.9 million at March 31, 2004, $116.5 million at December 31, 2003 and $110.7 million at September 30, 2003. The Company recorded provisions for loan losses of $7.5 million and $23.3 million for the three and nine months ended September 30, 2004, respectively, compared to $15.0 million and $36.0 million for the comparable periods in 2003. The reduced provisions for the three and nine months ended September 2004 resulted from an overall improvement in asset quality, reduced levels of nonperforming loans and lower net charge-offs. Net loan charge-offs were $7.9 million and $18.6 million for the three and nine months ended September 30, 2004, respectively, compared to $12.1 million and $25.5 million for the comparable periods in 2003.

         While the Company believes it has been generally successful in addressing its asset quality problems experienced during 2003 and into 2004, the Company continues to closely monitor its operations to address the ongoing challenges posed by the current economic environment, including reduced loan demand and generally low prevailing interest rates. These trends are considered by management in the overall assessment of the adequacy of the allowance for loan losses. The Company expects its nonperforming loans to remain at somewhat elevated levels throughout the remainder of 2004 and anticipates a significant increase in nonperforming loans associated with its pending acquisition of CIB Bank.

         Noninterest income was $22.0 million and $62.6 million for the three and nine months ended September 30, 2004, respectively, compared to $20.2 million and $64.7 million for the comparable periods in 2003. Noninterest income for the nine months ended September 30, 2003 includes a nonrecurring $6.3 million gain recorded in the first quarter of 2003 on the exchange of common stock of Allegiant, held by First Banks, for a 100% ownership interest in Bank of Ste. Genevieve. Excluding this transaction, the Company experienced increased noninterest income in 2004 primarily related to increased loan servicing fees, increased service charges on deposit accounts and customer service fees, increased portfolio management fees, gains, net of expenses, of $1.0 million on the sale of two banking offices and a decrease in losses on the valuation or sale of certain assets related to the commercial leasing portfolio. This increase was partially offset by a decrease in gains on mortgage loans sold and held for sale resulting from a slowdown in the volume of mortgage loans originated and sold since late 2003, management's decision to retain a portion of new mortgage loan production in the real estate mortgage portfolio in mid-2003 and a change in the fallout percentage associated with the allocation of direct mortgage loan origination costs from salary and employee benefit expense to gain on mortgage loans sold.

         Noninterest expenses were $58.4 million and $166.4 million for the three and nine months ended September 30, 2004, respectively, compared to $54.5 million and $165.7 million for the comparable periods in 2003. The Company's efficiency ratio was 59.83% and 57.67% for the three and nine months ended September 30, 2004, respectively, compared to 58.43% and 59.60%, for the comparable periods in 2003. Salary and employee benefit expenses increased $6.5 million and $14.1 million for the three and nine months ended September 30, 2004, respectively, compared to the similar periods in 2003, due to costs associated with employing and retaining qualified personnel, additions to staff to enhance senior management expertise and expand product lines, and recent acquisitions. The increase is also attributable to a decrease in the allocation of direct mortgage loan origination costs from salary and employee benefit expense to gain on mortgage loans sold, as discussed above. This increase was partially offset by a decrease in write-downs on commercial operating leases resulting from reductions in estimated residual values realized during 2003, which decreased $1.3 million and $4.9 million for the three and nine months ended September 30, 2004, respectively, compared to the comparable periods in 2003. Also, expenses and losses, net of gains, on other real estate decreased $261,000 and $4.9 million for the three and nine months ended September 30, 2004, respectively, compared to the comparable periods in 2003, primarily due to a $2.7 million gain recorded in February 2004 as a result of the sale of a residential and recreational development foreclosed property. Net expenditures on other real estate for the first nine months of 2003 were $1.7 million and primarily included expenditures associated with the operation of the property sold in February 2004. Occupancy and furniture and equipment expense decreased $753,000 and $2.6 million for the three and nine months ended September 30,

2004, respectively, compared to the comparable periods in 2003 due to decreased rent expense associated with various lease terminations in 2003, including a $1.0 million lease termination obligation recorded in the second quarter of 2003 associated with the relocation of the Company's San Francisco-based loan administration department to southern California.

         At September  30, 2004,  First Banks had  consolidated  assets of $7.57
billion  and  operated  151  branch  banking  offices  in  Missouri,   Illinois,
California and Texas.

                                      # # #


This release contains forward-looking statements that are subject to risks and uncertainties arising out of or affecting the Company's business, not all of which can be predicted or anticipated. These statements are based on information currently available to First Banks' management, and numerous factors might cause actual results to differ materially from those contemplated in the forward-looking statements. For additional information, see the discussions of forward-looking statements that appear in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of First Banks' most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

                                FIRST BANKS, INC.
                                FINANCIAL SUMMARY
                      (in thousands, except per share data)
                                   (unaudited)


                             Selected Operating Data

                                                               Three Months Ended        Nine Months Ended
                                                                   September 30,           September 30,
                                                               --------------------    --------------------
                                                                2004          2003      2004          2003
                                                                ----          ----      ----          ----

   Interest income...........................................  $ 99,461      96,164     292,173     294,459
   Interest expense..........................................    23,853      23,084      66,306      81,203
                                                               --------    --------    --------   ---------
       Net interest income...................................    75,608      73,080     225,867     213,256
   Provision for loan losses.................................     7,500      15,000      23,250      36,000
                                                               --------    --------    --------   ---------
       Net interest income after provision for loan losses...    68,108      58,080     202,617     177,256
                                                               --------    --------    --------   ---------
   Noninterest income........................................    21,982      20,242      62,645      64,714
   Noninterest expense.......................................    58,391      54,530     166,398     165,662
                                                               --------    --------    --------   ---------
       Income before provision for income taxes..............    31,699      23,792      98,864      76,308
   Provision for income taxes................................    11,951      10,092      34,844      28,877
                                                               --------    --------    --------   ---------
       Net income............................................  $ 19,748      13,700      64,020      47,431
                                                               ========    ========    ========   =========

   Basic earnings per common share...........................  $ 826.33      570.75    2,683.56    1,982.48
                                                               ========    ========    ========   =========

   Diluted earnings per common share.........................  $ 815.20      565.09    2,642.12    1,954.63
                                                               ========    ========    ========   =========


                             Selected Financial Data

                                                                          September 30,    December 31,
                                                                              2004             2003
                                                                              ----             ----

   Total assets.......................................................... $7,573,957        7,106,940
   Investment securities.................................................  1,272,868        1,049,714
   Loans, net of unearned discount.......................................  5,561,623        5,328,075
   Allowance for loan losses.............................................    127,970          116,451
   Deposits..............................................................  6,127,806        5,961,615
   Other borrowings......................................................    550,262          273,479
   Note payable..........................................................         --           17,000
   Subordinated debentures...............................................    232,311          209,320
   Stockholders' equity..................................................    589,351          549,815
   Nonperforming assets..................................................     66,577           86,494


                            Selected Financial Ratios

                                                              Three Months Ended         Nine Months Ended
                                                                 September 30,             September 30,
                                                             -------------------         ------------------
                                                              2004         2003           2004        2003
                                                              ----         ----           ----        ----

   Return on average assets.................................   1.04%       0.76%           1.16%      0.88%
   Return on average equity.................................  13.89       10.01           15.11      11.86
   Net interest margin......................................   4.37        4.49            4.50       4.43
   Efficiency ratio.........................................  59.83       58.43           57.67      59.60
